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                                                                EXHIBIT (c)(11)

[BENTON ADVISORY GROUP, LTD. LOGO]

June 5, 1998

Ms. Joanna Jones
Operations Analyst
General Electric Capital Corporation
Suite 2000
13355 Noel Road
Dallas, TX 75240

Re:      Appraisal of MILLWOOD BUILDING

Dear Ms. Jones:

In accordance with your request for an estimate of the Market Value of the leased fee interest in the above referenced property, we submit to you a SELF-CONTAINED narrative appraisal report describing the method of approach and containing pertinent data gathered in our investigation, in conformance with FIRREA and with the Uniform Standards of Professional Appraisal Practice.

This report is for the exclusive use of GECC, its affiliates, designates and assignees, rating agencies, prospective bond holders and bond holders, and no other party shall have any right to rely on any service provided by Benton Advisory Group, Ltd. without prior written consent.

The purpose of the appraisal is defined on Page 1 under Purpose of Appraisal. Particular attention is directed to the Certification and Underlying Assumptions and Limiting Conditions of this report.

Based upon our analysis of the pertinent data gathered in our investigation, in our judgment the Market Value of the stated interest in the subject property as of May 27, 1998 (effective date of appraisal) is:

                      SEVEN HUNDRED FIFTY THOUSAND DOLLARS
                                   ($750,000)

We appreciate the opportunity to serve you.


Cordially,
BENTON ADVISORY GROUP, LTD.



/s/ Alvin O. Benton                    /s/ Craig S. Benton
Alvin O. Benton, MAI, CRE              Craig S. Benton